Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces First Quarter 2024 Financial Results

CHICAGO— (May 7, 2024) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial mortgage real estate investment trust, today announced its results for the first quarter ended March 31, 2024.

John Mazarakis, Executive Chairman of Chicago Atlantic, noted, “We are thrilled with progress toward regulatory reform resulting from the recent news of the DEA’s commitment to the rescheduling of cannabis. Once enacted, the policy change is likely to bring significant benefits to the U.S. cannabis industry, including the elimination of punitive federal tax burdens, increased access to capital, and increased employment and investment opportunity to the expected benefit of our shareholders. While there is still uncertainty as to exactly how and when the rescheduling will conclusively take place, this report signals encouraging progress for the industry as a whole.”

Peter Sack, Co-Chief Executive Officer, added, ““We grew the portfolio this quarter funding one new borrower and drove improvement in book value per share with accretive sourcing of capital through our ATM program. The portfolio demonstrated remarkable stability with the weighted average yield to maturity remaining above 19%, while we continue to be selective in adding new operators to the portfolio. The originations pipeline is robust as operators look to take advantage of improving sentiment in the industry and pursuing growth in states such as Maryland, Missouri, and Ohio.”

Portfolio Performance

●	As of March 31, 2024, total loan commitments of approximately $401.3 million (all of which are funded) across 28 portfolio investments.

●	Weighted average yield to maturity was approximately 19.4% as of March 31, 2024 and December 31, 2023.

●	Real estate collateral coverage was 1.3x as of March 31, 2024 compared with 1.5x as of December 31, 2023.

●	Loan to enterprise value (calculated as outstanding principal balance divided by total value of collateral on a weighted average basis) was approximately 40.5% as of March 31, 2024 compared with approximately 44.1% as of December 31, 2023.

●	The percentage of loans which bear a variable interest rate was 76.6% as of March 31, 2024 compared with 80.5% as of December 31, 2023.

Investment Activity

●	During the first quarter, Chicago Atlantic had total gross originations of $22.5 million, of which $6.7 million and $15.8 million was funded to new borrowers and existing borrowers, respectively.

Capital Activity and Dividends

●	On February 28, 2024, Chicago Atlantic amended its $100.0 million secured revolving credit facility, without any other change in terms or structure, to extend the maturity date to June 2026 with a one-year extension option, subject to customary conditions. The amendment also increased the accordion feature of the secured revolving credit facility to facilitate additional commitments up to $150.0 million.

●	During the quarter, Chicago Atlantic issued 896,443 shares through its ATM program at a weighted average price of $15.93, raising net proceeds of approximately $13.9 million.

●	As of March 31, 2024, the Company had $81.3 million outstanding on its secured revolving credit facility, resulting in a leverage ratio (debt to book equity) of approximately 28%.

●	As of May 7, 2024, the Company has $19.2 million available on its secured revolving credit facility, and total liquidity, net of estimated liabilities, of approximately $22 million.

●	On April 15, 2024, Chicago Atlantic paid a regular quarterly cash dividend of $0.47 per share of common stock for the first quarter of 2024 to common stockholders of record on March 28, 2024.

First Quarter 2024 Financial Results

●	Net interest income of approximately $13.2 million, a sequential decrease of 10.8% from $14.8 million in the fourth quarter of 2023 due to no prepayments and related fees received during the first quarter of 2024 compared with $1.8 million of prepayment fees and the acceleration of original issue discounts during the three months ended December 31, 2023.

●	Total expenses of approximately $4.1 million before provision for current expected credit losses, representing a sequential decrease of 28.4%; primarily attributable to a decrease in management and incentive fees.

●	Net Income of approximately $8.7 million, or $0.47 per weighted average diluted common share, representing a sequential decrease of 7.8% on a per share basis.

●	The total reserve for current expected credit losses increased sequentially by $0.4 million to $5.4 million and amounts to approximately 1.4% of the portfolio principal balance of $377.6 million as of March 31, 2024.

●	Distributable Earnings of approximately $9.7 million, or $0.52 per weighted average diluted common share, representing a sequential decrease of 1.9% on a per share basis.

●	Book value per common share of $14.97 as of March 31, 2024 compared with $14.94 as of December 31, 2023, due to first quarter basic earnings per share in excess of the regular quarterly dividend of $0.47, and accretion from the issuance of common stock at a premium to book value.

2024 Outlook

Chicago Atlantic affirmed its 2024 outlook previously issued on March 12, 2024.

Conference Call and Quarterly Earnings Supplemental Details

The Company will host a conference call later today at 9:00 a.m. Eastern Time. Interested parties may access the conference call live via webcast on Chicago Atlantic’s investor relations website or may participate via telephone by registering using this online form. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Chicago Atlantic posted its First Quarter 2024 Earnings Supplemental on the Investor Relations page of its website. Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading commercial mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. REFI is part of the Chicago Atlantic platform which has deployed over $2.0 billion in credit and equity investments to date, and has a team of over 75 professionals with offices in Miami, Florida, and Chicago, Illinois.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward- looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan

SCR Partners

IR@REFI.reit

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Loans held for investment	$359,317,126	$337,238,122
Loans held for investment - related party (Note 7)	16,527,188	16,402,488
Loans held for investment, at carrying value	375,844,314	353,640,610
Current expected credit loss reserve	(5,356,018)	(4,972,647)
Loans held for investment at carrying value, net	370,488,296	348,667,963
Cash and cash equivalents	6,904,113	7,898,040
Other receivables and assets, net	5,143,318	705,960
Interest receivable	926,852	1,004,140
Related party receivables	192,354	107,225
Debt securities, at fair value	-	842,269
Total Assets	$383,654,933	$359,225,597

Liabilities
Revolving loan	$81,250,000	$66,000,000
Dividend payable	9,007,244	13,866,656
Related party payables	1,819,428	3,243,775
Management and incentive fees payable	1,754,741	2,051,531
Accounts payable and other liabilities	1,342,872	1,135,355
Interest reserve	2,519,871	1,074,889
Total Liabilities	97,694,156	87,372,206
Commitments and contingencies (Note 8)

Stockholders’ equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized and 19,100,282 and 18,197,192 shares issued and outstanding, respectively	191,003	181,972
Additional paid-in-capital	291,858,521	277,483,092
Accumulated deficit	(6,088,747)	(5,811,673)
Total stockholders’ equity	285,960,777	271,853,391

Total liabilities and stockholders’ equity	$383,654,933	$359,225,597

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	For the three months ended	For the three months ended	For the three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
Revenues
Interest income	$15,343,667	$16,530,028	$16,527,304
Interest expense	(2,104,050)	(1,690,543)	(1,618,296)
Net interest income	13,239,617	14,839,485	14,909,008

Expenses
Management and incentive fees, net	1,754,741	3,243,775	2,138,005
General and administrative expense	1,390,267	1,426,554	1,274,825
Professional fees	449,858	555,623	569,375
Stock based compensation	531,293	537,131	138,335
Provision for current expected credit losses	380,279	(253,495)	96,119
Total expenses	4,506,438	5,509,588	4,216,659
Change in unrealized gain on debt securities, at fair value	(75,604)	(37,163)	-
Realized gain on debt securities, at fair value	72,428	104,789	-
Net Income before income taxes	8,730,003	9,397,523	10,692,349
Income tax expense	-	-	-
Net Income	$8,730,003	$9,397,523	$10,692,349

Earnings per common share:
Basic earnings per common share	$0.48	$0.52	$0.60
Diluted earnings per common share	$0.47	$0.51	$0.60

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding	18,273,919	18,182,403	17,879,444
Diluted weighted average shares of common stock outstanding	18,640,492	18,564,530	17,960,103

Distributable Earnings and Adjusted Distributable Earnings

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance. Each of Distributable Earnings and Adjusted Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one- time expenses related to our formation and start-up).

We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

In our Annual Report on Form 10-K, we defined Distributable Earnings so that, in addition to the exclusions noted above, the term also excluded from net income Incentive Compensation paid to our Manager. We believe that revising the term Distributable Earnings so that it is presented net of Incentive Compensation, while not a direct measure of net taxable income, over time, can be considered a more useful indicator of our ability to pay dividends. This adjustment to the calculation of Distributable Earnings has no impact on period-to-period comparisons. Distributable Earnings and Adjusted Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.

	For the three months ended	For the three months ended	For the three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
	(unaudited)	(unaudited)	(unaudited)
Net Income	$8,730,003	$9,397,523	$10,692,349
Adjustments to net income
Stock based compensation	531,293	537,131	138,335
Amortization of debt issuance costs	90,915	145,128	167,304
Provision/(reversal) for current expected credit losses	380,279	(253,495)	96,119
Change in unrealized gain on debt securities, at fair value	75,604	37,163	-
Realized gain on debt securities, at fair value	(72,428)	(104,789)	-
Distributable Earnings	$9,735,666	$9,758,661	$11,094,107
Adjustments to Distributable Earnings
Adjusted Distributable Earnings	9,735,666	9,758,661	11,094,107
Basic weighted average shares of common stock outstanding (in shares)	18,273,919	18,182,403	17,879,444
Adjusted Distributable Earnings per Weighted Average Share	$0.53	$0.54	$0.62
Diluted weighted average shares of common stock outstanding (in shares)	18,640,492	18,564,530	17,960,103
Adjusted Distributable Earnings per Weighted Average Share	$0.52	$0.53	$0.62